Exhibit 99.1

Gentherm Reports 2020 Fourth Quarter and Full Year Results

Record Quarterly Revenue, Gross Margin, Operating Income and Adjusted EBITDA

Increased Operating Income nearly 6% in 2020 Despite Challenging Environment

Additional 2021 Guidance Established

NORTHVILLE, Michigan, March 1, 2021 /Global Newswire/ -- Gentherm (NASDAQ:THRM), a global market leader and developer of innovative thermal management technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter Highlights

•	Product revenues of $288.9 million increased 25.4% from $230.4 million in the 2019 fourth quarter. Excluding the impact of foreign currency translation, product revenues increased 21.6% year over year
•	Automotive revenues, excluding the impact of foreign currency translation, increased 23.1% year over year
•	GAAP diluted earnings per share was $1.02 as compared with earnings per share of $0.66 for the prior-year period
•	Adjusted diluted earnings per share (see table herein) was $1.16. Adjusted diluted earnings per share in the prior-year period was $0.99
•	Secured new automotive business awards totaling approximately $440 million

Full Year Highlights

•

Product revenues of $913.1 million decreased 6.0% from $971.7 million in 2019.  Excluding the impact of foreign currency translation and 2019 divestitures, product revenues decreased 5.3% year over year

•	Automotive revenues, excluding the impact of foreign currency translation, decreased 6.2% year over year
•	GAAP diluted earnings per share was $1.81 as compared with $1.47 for the prior-year period
•	Adjusted diluted earnings per share (see table herein) was $2.29. Adjusted diluted earnings per share in the prior-year period was $2.68
•	Secured new automotive business awards totaling $940 million

“I am extremely proud of the global Gentherm team for consistently outperforming light vehicle production and delivering record results despite the pandemic. We finished 2020 with a record breaking fourth quarter and generated the highest quarterly revenue and profitability in the 30-year history of the company,” said Phil Eyler, Gentherm’s President and Chief Executive Officer.

“While we expect continued market uncertainties in 2021, the momentum on the topline, expanding demand for our new technologies, especially in the EV market, coupled with our strong win rate of new awards position us well to continue to deliver significant shareholder value over the long term.”

2020 Fourth Quarter Financial Review

Product revenues of $288.9 million increased $58.5 million, or 25.4%, in the fourth quarter of 2020 compared with the prior-year period. Excluding the impact of foreign currency translation, product revenues increased 21.6% year over year.

Automotive revenue increased 27.0% year over year. Revenue increased in all product categories with the exception of Other Automotive. Adjusting for foreign currency translation, organic Automotive revenue increased 23.1% year over year. According to IHS Markit's mid-February report for the fourth quarter of 2020, actual light vehicle production increased by 2.8% compared to the fourth quarter of 2019 in the Company’s key markets of North America, Europe, China, Japan and Korea.

Gentherm Medical revenue declined 9.1% year over year, primarily as a result of the negative impact of the COVID-19 pandemic on elective surgeries.

See the “Revenues by Product Category” table included below for additional detail.

Gross margin rate increased to 32.1% in the current-year period. The 360-basis point improvement over the prior-year period resulted from labor productivity and other production cost reduction, favorable foreign currency translation, fixed cost leverage from higher unit volume, and supplier cost reductions. These were partially offset by annual customer price reductions, wage inflation and higher freight costs.

Net research and development expenses of $16.9 million in the 2020 fourth quarter increased $1.4 million, or 8.9% over the prior-year period, as a result of lower reimbursements due to project timing.

Selling, general and administrative expenses of $31.6 million in the 2020 fourth quarter increased $4.6 million, or 16.9%, versus the prior-year period. The year-over-year increase was primarily driven by the impact of mark-to-market adjustments in cash settled stock appreciation rights, partially offset by lower incentive compensation as well as lower spending due to cost reduction initiatives and pandemic-related austerity measures.

Restructuring expenses of $2.4 million in the current-year period were $1.2 million higher than the prior-year period. The increase was primarily due to restructuring actions focused on optimizing our manufacturing and engineering footprint.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $57.0 million in the 2020 fourth quarter compared with $34.4 million in the prior-year period, an increase of $22.6 million or 65.6%.

Income tax expense in the 2020 fourth quarter was $6.7 million, as compared with a benefit of $8.9 million in the prior-year period. The effective tax rate of 16.4% for the quarter differs from the Federal statutory rate of 21%, due to the cumulative impact in 2020 from valuation adjustments to certain deferred tax assets.

The Company reduced prior-year period income tax expenses and increased net income by $11.4 million as a result of the revised valuation of certain deferred tax assets.

GAAP diluted earnings per share for the fourth quarter of 2020 was $1.02 compared with $0.66 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses, non-cash purchasing accounting impact, acquisition and divestiture expenses and unrealized currency loss (see table herein), was $1.16. Adjusted diluted earnings per share in the prior-year period was $0.99.

2020 Full Year Revenue and Earnings Per Share Discussion

For full-year 2020, the Company reported product revenues of $913.1 million, a 6.0% decrease over the prior year. Excluding the impact of foreign currency translation and 2019 divestitures, the year-over-year decrease was 5.3%.

In the Automotive segment, 2020 full-year revenue was $870.0 million, a 5.5% decrease compared to the prior year. Revenue increases in Steering Wheel Heaters, Battery Performance Solutions (BPS) and Electronics were more than offset by revenue decreases in all other product categories. Adjusting for foreign currency translation, organic Automotive revenue decreased 6.2% year over year. According to IHS Markit's mid-February report for full-year 2020, actual light vehicle production declined 14.4% compared to full-year 2019 in the Company’s key markets of North America, Europe, China, Japan and Korea.

With the completed divestitures, the Company has renamed the Industrial segment “Medical.” The Medical segment revenue was $43.1 million, a 16.2% decrease compared to the prior year. The year over year reduction was due to the divestitures of the CSZ industrial chambers and GPT businesses during 2019, partially offset by a 16.9% increase in Gentherm Medical revenue.

Gross margin rate was 29.4% in 2020, a 30-basis point decrease from 2019, primarily as a result of annual customer price reductions, lower Automotive revenue due to the pandemic and wage inflation. These were partially offset by higher labor productivity, supplier cost reductions, favorable foreign currency translation and other cost reduction initiatives.

Net research and development expenses of $68.0 million in 2020 decreased 6.1% as a direct result of cost reduction initiatives, partially offset by lower reimbursements.

Selling, general and administrative expenses of $105.0 million in 2020 decreased $13.6 million, or 11.5%, versus the prior-year period. The year-over-year improvement was primarily driven by cost reduction initiatives, the 2019 divestitures and lower incentive compensation, partially offset by mark-to-market adjustments in cash settled stock appreciation rights.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $139.9 million in 2020 compared with $142.5 million in the prior year, a decrease of $2.5 million or 1.8%.

The Company reduced prior-year period income tax expenses and increased net income by $11.4 million as a result of the revised valuation of certain deferred tax assets.

GAAP diluted earnings per share for full-year 2020 was $1.81, as compared with $1.47 for the prior year.  Adjusted diluted earnings per share, excluding non-cash purchase accounting impact, unrealized currency loss, restructuring expenses and other impacts (see table herein), was $2.29. Adjusted diluted earnings per share in the prior-year period was $2.68.

Guidance

The Company is providing the following guidance for full-year 2021:

•

Product revenues between $1.05 billion and $1.13 billion, assuming current foreign exchange rates and light vehicle production in the Company’s key markets growing at a low-teens rate in 2021 versus 2020

•	Adjusted EBITDA between 17% and 19% of product revenues
•	Full-year effective tax rate between 22% and 24%
•	Capital expenditures between $50 million and $60 million

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13714688.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately two hours after the call until 11:59 PM Eastern Time on March 15, 2021. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13714688.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
248.308.1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 11,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

 Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including that:

▪

the COVID-19 pandemic and its direct and indirect adverse impacts on the automobile and medical industries and global economy, which had, and are likely to continue to have, an adverse effect on, among other things, the Company’s results of operations, financial condition, cash flows, liquidity, business operations and stock price;

▪

borrowing availability under the Company’s revolving credit facility, which was substantially less than the full amount of revolving credit facility in 2020 based on the deterioration of the Company’s financial performance during 2020 (including consolidated EBITDA) due to the COVID-19 pandemic;

▪	the Company’s failure to be in compliance with covenants under its debt agreements, which could result in the amounts outstanding thereunder being accelerated and becoming immediately due and payable;
▪	the Company’s ability to obtain additional financing by accessing the capital markets, which may not be available on acceptable terms or at all;
▪	the macroeconomic environment, including its impact on the automotive industry, which is cyclical;
▪	any significant declines or slower growth than anticipated in light vehicle production;
▪	market acceptance of the Company’s existing or new products, and new or improved competing products developed by competitors with greater resources;
▪	shifting customer preferences, including due to the evolving use of automobiles and technology;
▪	the Company’s ability to project future sales volumes, based on which the Company manages its business;
▪	reductions in new business awards, which were limited, and may continue to be limited, due to COVID-19 and related uncertainties;
▪	the Company’s ability to convert new business awards into product revenues;
▪	the loss or insolvency of any of the Company’s key customers;
▪

the loss of any key suppliers, or any material delays in the supply chain of the Company or the OEMs and Tier 1s supplied by the Company, including resulting from a shortage of key components (such as semiconductors);

▪	the impact of price downs in the ordinary course, or additional increased pricing pressures from the Company’s customers;
▪	the feasibility of Company’s development of new products on a timely, cost effective basis, or at all;
▪	security breaches and other disruptions to the Company’s IT systems;

▪	work stoppages impacting the Company, its suppliers or customers;
▪	changes in free trade agreements or the implementation of additional tariffs, and the Company’s ability to pass-through tariff costs;
▪	unfavorable changes to currency exchange rates;
▪	the Company’s ability to protect its intellectual property in certain jurisdictions;
▪	the Company’s ability to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings; and
▪	compliance with, and increased costs related to, domestic and international regulations.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Product revenues	$288,884	$230,381	$913,098	$971,684
Cost of sales	196,187	164,759	644,994	683,349
Gross margin	92,697	65,622	268,104	288,335
Operating expenses:
Research and development expenses	21,603	22,064	81,968	91,033
Reimbursed research and development expenses	(4,734)	(6,578)	(13,928)	(18,557)
Net research and development expenses	16,869	15,486	68,040	72,476
Selling, general and administrative expenses	31,570	26,997	105,044	118,680
Restructuring expenses	2,351	1,110	5,803	12,919
Total operating expenses	50,790	43,593	178,887	204,075
Operating income	41,907	22,029	89,217	84,260
Interest expense, net	(1,191)	(1,007)	(4,559)	(4,763)
Foreign currency gain (loss)	123	(1,156)	(5,439)	2,326
Impairment loss	—	—	—	(21,206)
Net loss on divestitures	—	(6,557)	—	(1,587)
Other (loss) income	(194)	(424)	2,337	121
Earnings before income tax	40,645	12,885	81,556	59,151
Income tax expense (benefit)	6,652	(8,929)	21,866	10,285
Net income	$33,993	$21,814	$59,690	$48,866
Basic earnings per share	$1.04	$0.67	$1.83	$1.48
Diluted earnings per share	$1.02	$0.66	$1.81	$1.47
Weighted average number of shares – basic	32,765	32,638	32,666	33,120
Weighted average number of shares – diluted	33,278	32,812	33,028	33,298

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”),  adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), Free Cash Flow and Revenue excluding the impact of foreign currency translation (and, for full year results, excluding 2019 divestitures), each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives.  The Company defines Free Cash Flow as Net cash provided by operating activities less Purchases of property and equipment. The Company defines Revenue excluding the impact of foreign currency translation as revenue, less the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates.

The Company’s reconciliations of net income to Adjusted EBITDA, and revenue to Revenue excluding the impact of foreign currency translation, are provided in this release. The Company’s Reconciliation of Adjusted EPS can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated February 19, 2021 and also is included in the presentation entitled “Q4 2020 Gentherm Incorporated Earnings Conference Presentation,” which can be found on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

In evaluating its business, the Company considers and uses Free Cash Flow as a supplemental measure of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income, revenue or other consolidated income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(Unaudited, in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Climate Control Seat (CCS)	$113,085	$88,431	27.9%	$342,550	$359,355	(4.7)%
Seat Heaters	78,320	65,596	19.4%	249,665	284,174	(12.1)%
Steering Wheel Heaters	26,551	15,806	68.0%	76,272	65,426	16.6%
Automotive Cables	23,107	21,715	6.4%	73,997	88,031	(15.9)%
Battery Performance Solutions (BPS)(a)	17,083	9,967	71.4%	50,901	41,498	22.7%
Electronics	14,911	11,507	29.6%	53,238	47,542	12.0%
Other Automotive	6,319	6,903	(8.5)%	23,375	34,199	(31.7)%
Subtotal Automotive segment	279,376	219,925	27.0%	869,998	920,225	(5.5)%
Medical	9,508	10,456	(9.1)%	43,100	36,860	16.9%
GPT	—	—	—	—	11,181	(100.0)%
CSZ-IC	—	—	—	—	3,418	(100.0)%
Subtotal Medical segment	9,508	10,456	(9.1)%	43,100	51,459	(16.2)%
Total Company	$288,884	$230,381	25.4%	$913,098	$971,684	(6.0)%

Total Core Businesses (Automotive and Medical)	$288,884	$230,381	25.4%	$913,098	$957,085	(4.6)%

Foreign currency translation impact	8,819			7,130
Total Core Business, excluding foreign currency translation impact	$280,065	$230,381	21.6%	$905,968	$957,085	(5.3)%

(a)	Battery Performance Solutions (BPS) was renamed from Battery Thermal Management (BTM), to better represent our product offerings included within this product category.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$33,993	$21,814	$59,690	$48,866
Add back:
Income tax expense (benefit)	6,652	(8,929)	21,866	10,285
Interest expense	1,191	1,007	4,559	4,763
Depreciation and amortization	10,177	10,694	40,306	43,742
Adjustments:
Restructuring expense	2,351	1,110	5,803	12,919
Impairment loss	—	—	—	21,206
Net loss on divestitures	—	6,557	—	1,587
Acquisition and divestiture expenses	1,424	(75)	2,032	324
Unrealized currency loss (gain)	1,170	2,217	7,661	(2,270)
Gain on sale of patents	—	—	(1,978)	—
CFO transition expenses	—	—	—	1,065
Adjusted EBITDA	$56,958	$34,395	$139,939	$142,487

GENTHERM INCORPORATED

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$33,993	$21,814	$59,690	$48,866
Restructuring expenses	2,351	1,110	5,803	12,919
Net loss on divestitures	—	6,557	—	1,587
Gain on sale of patents	—	—	(1,978)	—
Impairment loss	—	—	—	21,206
Unrealized currency loss (gain)	1,170	2,217	7,661	(2,270)
CFO transition	—	—	—	1,065
Acquisition and divestiture expenses	1,424	(75)	2,032	324
Non-cash purchase accounting impact	2,300	2,551	8,843	10,007
Tax effect of above	(2,733)	(1,627)	(6,497)	(4,591)
Adjusted net income	$38,505	$32,547	$75,554	$89,113

Weighted average shares outstanding (in thousands):
Basic	32,765	32,638	32,666	33,120
Diluted	33,278	32,812	33,028	33,298

Earnings per share, as reported:
Basic	$1.04	$0.67	$1.83	$1.48
Diluted	$1.02	$0.66	$1.81	$1.47
Adjusted earnings per share:
Basic	$1.18	$1.00	$2.31	$2.69
Diluted	$1.16	$0.99	$2.29	$2.68

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$268,345	$50,443
Restricted cash	—	2,505
Accounts receivable, net	211,672	159,710
Inventory, net	122,401	118,479
Other current assets	41,188	42,726
Total current assets	643,606	373,863
Property and equipment, net	152,581	160,605
Goodwill	68,024	64,572
Other intangible assets, net	46,421	49,783
Operating lease right-of-use assets	30,642	11,587
Deferred income tax assets(a)	73,912	69,096
Other non-current assets	7,653	9,326
Total assets	$1,022,839	$738,832
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$116,043	$83,035
Current lease liabilities	6,032	4,586
Current maturities of long-term debt	2,500	2,500
Other current liabilities	81,409	66,583
Total current liabilities	205,984	156,704
Long-term debt, less current maturities	189,934	78,124
Non-current lease liabilities	24,233	6,751
Pension benefit obligation	8,163	8,057
Other non-current liabilities	8,194	5,100
Total liabilities	$436,508	$254,736
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 32,921,341 and 32,674,354 issued and outstanding at December 31, 2020 and December 31, 2019, respectively	121,073	102,507
Paid-in capital	7,458	10,852
Accumulated other comprehensive loss	(14,982)	(42,355)
Accumulated earnings(a)	472,782	413,092
Total shareholders’ equity	586,331	484,096
Total liabilities and shareholders’ equity	$1,022,839	$738,832

(a)	The Company increased prior-year deferred income tax assets and accumulated earnings by $11,446 as a result of the revised valuation of certain deferred income tax assets.

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2020	2019
Operating Activities:
Net income	$59,690	$48,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,114	44,246
Deferred income taxes(a)	849	(7,743)
Non-cash stock based compensation	8,829	6,253
Defined benefit pension plan income	(748)	(570)
Loss on sale of property and equipment	683	462
Operating lease expense	7,157	6,173
Gain on sale of patents	(1,978)	—
Impairment loss	—	21,206
Net loss on divestitures	—	1,587
Other	—	1,612
Changes in assets and liabilities:
Accounts receivable, net	(46,742)	7,154
Inventory	(814)	(3,859)
Other assets	(18,240)	7,996
Accounts payable	29,960	(10,253)
Other liabilities	30,935	(4,327)
Net cash provided by operating activities	110,695	118,803
Investing Activities:
Purchases of property and equipment	(17,219)	(23,729)
Acquisition of intangible assets	(3,141)	—
Proceeds from the sale of patents and property and equipment	2,140	219
Proceeds from divestiture of businesses, net	—	44,173
Acquisition of subsidiary, net of cash acquired	—	(14,823)
Net cash (used in) provided by investing activities	(18,220)	5,840
Financing Activities:
Borrowing of debt	201,194	37,812
Repayments of debt	(91,439)	(96,999)
Cash paid for the repurchase of Common Stock	(9,092)	(63,283)
Proceeds from the exercise of Common Stock options	16,552	16,557
Cash paid for the cancellation of restricted stock	(1,117)	(1,402)
Acquisition contingent consideration payment	(618)	—
Cash paid for financing costs	—	(1,278)
Net cash provided by (used in) financing activities	115,480	(108,593)
Foreign currency effect	7,442	(2,722)
Net increase (decrease) in cash, cash equivalents and restricted cash	215,397	13,328
Cash, cash equivalents and restricted cash at beginning of period	52,948	39,620
Cash, cash equivalents and restricted cash at end of period	$268,345	$52,948

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